Exhibit 10.4

AMENDMENT

TO

CONTINGENT FORWARD PURCHASE CONTRACT

This Amendment to the Contingent Forward Purchase Contract (the “Amendment”) is entered into as of December 27, 2019 by and among Leisure Acquisition Corp. (“Company”) and HG Vora Special Opportunities Master Fund, Ltd. (the “Subscriber”).

RECITALS

WHEREAS, the Company and Subscriber are parties to the Contingent Forward Purchase Contract, dated December 1, 2017 (the “Agreement”); and

WHEREAS, the Company and Subscriber desire to amend certain terms and provisions of the Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the above recitals and in consideration of the mutual agreements and undertakings set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
AMENDMENT OF AGREEMENT

Section 1.1 Amendment of Section 7. Section 7 (Tender or Redemption of Shares) of the Agreement is amended and restated in its entirety as follows:

“7.	Termination. This Agreement shall remain in effect until its termination effective immediately as of and contingent upon the Closing (as defined in the Agreement and Plan of Merger, dated as of December 27, 2019, by and among GTWY Holdings Limited (“Gateway”), GTWY Merger Sub Corp. and Leisure Acquisition Corp. (the “Merger Agreement”)). Effective immediately as of and contingent upon the Closing (as defined in the Merger Agreement), and the concurrent termination of this Agreement, the obligations of HG Vora Capital Management, LLC (“Vora”) to purchase securities of Gateway pursuant to that certain Contingent Forward Purchase Contract, by and among Vora and Gateway, dated as of December 27, 2019, will become effective in accordance with terms stated therein. Upon this Agreement’s termination pursuant to this Section 7, all rights and obligations of each party under this Agreement shall be of no further force or effect and no party hereto shall have any rights, obligations or liabilities of any nature hereunder in accordance with its terms, on its part to be performed, kept or observed.”

ARTICLE II
MISCELLANEOUS

Section 2.1 Defined Terms. All capitalized terms not otherwise defined herein shall have the meaning given to them in the Agreement.

Section 2.2 Effect of Amendment. This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Agreement. Except as specifically amended by this Amendment, all other provisions of the Agreement are hereby ratified and remain in full force and effect.

Section 2.3 Single Document. From and after the date of this Amendment, all references to the Agreement (whether in the Agreement or any other document or agreement prepared in connection with the transactions contemplated by the Agreement) shall be deemed to be references to the Agreement as amended by this Amendment.

Section 2.4 Counterparts. This Amendment may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 2.5  Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of New York applicable to contracts wholly performed within the borders of such state, without giving effect to the conflict of law principles thereof to the extent such principles would require or permit the application of the laws of another jurisdiction.

Section 2.6 Trust Account Waiver. The Subscriber hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind or nature whatsoever (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it presently has or may have in the future as a result of, or arising out of, this agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

[End of text. Signature pages follow.]

This Amendment has been duly executed and delivered by the parties hereto as of the date first above written.

LEISURE ACQUISITION CORP.

By:	/s/ Daniel B. Silvers
Name:	Daniel B. Silvers
Title:	Chief Executive Officer

HG VORA SPECIAL OPPORTUNITIES MASTER FUND, LTD.,
   a Cayman Islands exempted company

By:	HG Vora Capital Management, LLC
as investment adviser

By:	/s/ Parag Vora
Name:	Parag Vora
Title:	Manager

[Amendment to Contingent Forward Purchase Contract]